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                                                                Exhibit No. 11.1
                     Commerce Bancorp, Inc. and Subsidiaries
                       Computation of Net Income Per Share
                (dollars in thousands, except per share amounts)

                                                                 Three Months Ended
                                                                       March 31,
Primary Net Income Per Share                                        1996      1995
Adjustment of income:
     Net income                                                  $ 6,261   $ 5,243
     Preferred stock dividends                                       141       141
                                                                 -------   -------
     Adjusted net income applicable to
     common stock                                                $ 6,120   $ 5,102
                                                                 =======   =======


Average shares of common stock and equivalents outstanding:
     Average common shares outstanding                            11,284    10,230
     Common stock equivalents - dilutive options                     391       252
                                                                 -------   -------
     Average shares of common stock and
      equivalents outstanding                                     11,675    10,482
                                                                 =======   =======


Net income per share of common stock                             $  0.52   $  0.49
                                                                 =======   =======


Fully Diluted Net Income Per Share
Net income applicable to common stock
   on a fully diluted basis                                      $ 6,261   $ 5,243
Less:  additional ESOP contribution
   under the if-converted method                                      26        33
                                                                 -------   -------
Adjusted net income applicable to
   common stock on a fully diluted basis                         $ 6,235   $ 5,210
                                                                 =======   =======


Average number of shares outstanding on a
   fully diluted basis:
     Average common shares outstanding                            11,284    10,230
     Additional shares considered in fully
     diluted computation assuming:
        Exercise of stock options                                    390       252
        Conversion of preferred stock                                587       587
                                                                 -------   -------
Average number of shares outstanding
   on a fully diluted basis                                       12,261    11,069
                                                                 =======   =======


Fully diluted net income per share of
   common stock                                                  $  0.51   $  0.47
                                                                 =======   =======
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